Exhibit 5.1

Zhibao Technology Inc. c/o Vistra (Cayman) Limited Grand Pavilion, Hibiscus Way Seven Mile Beach Grand Cayman, Cayman Islands	D +1 345 815 1866
E natalie.bell@ogier.com

Reference: 505281.00004

17 February 2026

Zhibao Technology Inc. (the Company)

We have been requested to provide you with an opinion on matters of Cayman Islands law in connection with the Company’s registration statement on Form S-8, including all amendments or preliminary or final supplements thereto (the Registration Statement), as filed with the United States Securities and Exchange Commission (the Commission) under the United States Securities Act of 1933, as amended (the Act) to date relating to the reservation for issuance of up to 4,842,853 Class A ordinary shares of the Company, of par value US$0.0001 per share (the Shares), that may be issued pursuant to certain awards granted pursuant to the Plan (as defined in Schedule 1).

We have been advised that the Shares may be granted and issued from time to time as set forth in the Plan, Awards (as defined in the Plan) issued pursuant to the Plan and the Registration Statement and any amendment thereto and that this opinion is required to be furnished in accordance with the Registration Statement. No opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement other than as expressly stated herein with respect to the issue of the Shares.

Unless a contrary intention appears, all capitalised terms used in this opinion shall have the respective meanings set forth in Schedule 1. A reference to a Schedule is a reference to a schedule to this opinion and the headings herein are for convenience only and do not affect the construction of this opinion.

1	Documents examined

For the purposes of giving this opinion, we have examined a copy of the Registration Statement. In addition, we have examined the corporate and other documents and conducted the searches listed in Schedule 1. We have not made any searches or enquiries concerning, and have not examined any documents entered into by or affecting the Company or any other person, save for the searches, enquiries and examinations expressly referred to in Schedule 1.

Ogier (Cayman) LLP 89 Nexus Way Camana Bay Grand Cayman, KY1-9009 Cayman Islands T +1 345 949 9876 F +1 305 513 5888 ogier.com	A list of Partners may be inspected on our website

Zhibao Technology Inc.

17 February 2026

2	Assumptions

In giving this opinion we have relied upon the assumptions set forth in Schedule 2 without having carried out any independent investigation or verification in respect of those assumptions.

3	Opinions

On the basis of the examinations and assumptions referred to above and subject to the qualifications set forth in Schedule 3 and the limitations set forth below, we are of the opinion that:

Corporate status

(a)	The Company has been duly incorporated as an exempted company with limited liability and is validly existing and in good standing with the Registrar of Companies of the Cayman Islands (the Registrar) under the laws of the Cayman Islands.

Corporate power

(b)	The Company has all requisite power under its M&A to issue the Shares (including the issuance of the Shares upon the conversion or exercise of the Awards (as defined in the Plan) in accordance with the terms of the Plan.

Issue of Shares

(c)	The Shares to be reserved and issued by the Company as contemplated by the Registration Statement and the Plan (including the issuance of Shares upon conversion or exercise of an Award) shall be validly issued, fully paid and non-assessable when:

(i)	the board of directors of the Company (the Board) has taken all necessary corporate actions to approve:

(A)	the form, terms, execution and delivery of the relevant Award Agreement (as defined in the Plan);

(B)	the issuance and allotment of the Shares (including the issuance of the Shares upon the conversion, exercise, exchange, redemption or repurchase of any Award) in accordance with the Plan and the relevant Award Agreement; and

(C)	all related matters;

Zhibao Technology Inc.

17 February 2026

(ii)	either:

(A)	the terms of the Plan and relevant Award Agreement approved by the Board have been satisfied and the consideration specified therein (being not less than the par value of the Shares) has been received; or

(B)	if such Shares are issuable upon conversion, exercise, exchange, redemption or repurchase of any other Award, the terms of the relevant Award Agreement and the Plan and the M&A, have been satisfied and the consideration approved by the Board (being not less than the par value of the Shares) has been received; and

(iii)	valid entry has been made in the register of members of the Company reflecting such issuance of Shares, in each case in accordance with the M&A.

4	Matters not covered

We offer no opinion:

(a)	as to any laws other than the laws of the Cayman Islands, and we have not, for the purposes of this opinion, made any investigation of the laws of any other jurisdiction, and we express no opinion as to the meaning, validity, or effect of references in the Documents to statutes, rules, regulations, codes or judicial authority of any jurisdiction other than the Cayman Islands;

(b)	except to the extent that this opinion expressly provides otherwise, as to the commercial terms of, or the validity, enforceability or effect of the documents reviewed (or as to how the commercial terms of such documents reflect the intentions of the parties), the accuracy of representations, the fulfilment of warranties or conditions, the occurrence of events of default or terminating events or the existence of any conflicts or inconsistencies among the documents and any other agreements into which the Company may have entered or any other documents; or

(c)	as to whether the acceptance, execution or performance of the Company’s obligations under the documents reviewed by us listed in Schedule 1 will result in the breach of or infringe any other agreement, deed or document (other than, to the extent expressly provided herein, the M&A) entered into by or binding on the Company.

5	Governing law of this opinion

5.1	This opinion is:

(a)	governed by, and shall be construed in accordance with, the laws of the Cayman Islands;

(b)	limited to the matters expressly stated in it; and

(c)	confined to, and given on the basis of, the laws and practice in the Cayman Islands at the date of this opinion.

Zhibao Technology Inc.

17 February 2026

5.2	Unless otherwise indicated, a reference to any specific Cayman Islands legislation is a reference to that legislation as amended to, and as in force at, the date of this opinion.

6	Consent

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the references to our firm in the Registration Statement. In the giving of our consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the Rules and Regulations of the Commission thereunder.

Yours faithfully

/s/ Ogier

Ogier (Cayman) LLP

Zhibao Technology Inc.

17 February 2026

Schedule 1

Documents examined

1	The Certificate of Incorporation of the Company dated 11 January 2023 issued by the Registrar.

2	The amended and restated memorandum and articles of association of the Company adopted by special resolutions of the shareholders of the Company passed on 29 March 2024 (the M&A).

3	A Certificate of Good Standing dated 5 February 2026 (the Good Standing Certificate) issued by the Registrar in respect of the Company.

4	A certificate dated on the date hereof as to certain matters of fact signed by a director of the Company in the form annexed hereto (the Director’s Certificate), having attached to it a copy of the written resolutions of all the directors of the Company passed on 16 February 2026 (the Resolutions).

5	The Register of Writs maintained by the office of the Clerk of Courts in the Cayman Islands as inspected by us on 17 February 2026 (the Register of Writs).

6	The Registration Statement.

7	The equity incentive plan of the Company with an effective date of 16 February 2026 (the Plan).

Zhibao Technology Inc.

17 February 2026

Schedule 2

Assumptions

1	All original documents examined by us are authentic and complete.

2	All copy documents examined by us (whether in facsimile, electronic or other form) conform to the originals and those originals are authentic and complete.

3	All signatures, seals, dates, stamps and markings (whether on original or copy documents) are genuine.

4	Each of the Good Standing Certificate and the Director's Certificate is accurate and complete as at the date of this opinion.

5	Where any Document has been provided to us in draft or undated form, that Document has been, or will be, executed by all parties in materially the form provided to us and, where we have been provided with successive drafts of a Document marked to show changes from a previous draft, all such changes have been accurately marked.

6	There will be no intervening circumstance relevant to this opinion between the date hereof and the date upon which the Shares are issued.

7	The Company will have sufficient authorised share capital to effect the issue of any of the Shares at the time of issuance, whether as a principal issue or on the conversion, exchange or exercise of any securities.

Status, authorisation and execution

8	Each of the parties to the Documents and any Award Agreements other than the Company is duly incorporated, formed or organised (as applicable), validly existing and in good standing under all relevant laws.

9	Each Document has been and any Award Agreement will be duly authorised, executed and unconditionally delivered by or on behalf of all parties to it (other than the Company) in accordance with all applicable laws.

10	In authorising the execution and delivery of the Documents by the Company, the exercise of its rights and performance of its obligations under the Documents, each of the directors of the Company has acted in good faith with a view to the best interests of the Company and has exercised the standard of care, diligence and skill that is required of him or her.

11	The persons named in the Resolutions as authorised to execute any Documents on behalf of the Company which have not been executed as of the date hereof, will in fact execute such documents with the intention to bind the Company.

Zhibao Technology Inc.

17 February 2026

Enforceability

12	None of the opinions expressed herein will be adversely affected by the laws or public policies of any jurisdiction other than the Cayman Islands. In particular, but without limitation to the previous sentence:

(a)	the laws or public policies of any jurisdiction other than the Cayman Islands will not adversely affect the capacity or authority of the Company; and

(b)	neither the execution or delivery of the Documents nor the exercise by any party to the Documents of its rights or the performance of its obligations under them contravene those laws or public policies.

Share Issuance

13	The Shares to be issued after the date of this opinion shall be issued at an issue price in excess of the par value thereof.

14	No invitation has been or will be made by or on behalf of the Company to the public in the Cayman Islands to subscribe for any of the Shares.

Register of Writs

15	The Register of Writs constitutes a complete and accurate record of the proceedings affecting the Company before the Grand Court of the Cayman Islands as at the time we conducted our investigation of such Register.

Zhibao Technology Inc.

17 February 2026

Schedule 3

Qualifications

Good Standing

1	Under the Companies Act (Revised) of the Cayman Islands (Companies Act) annual returns in respect of the Company must be filed with the Registrar, together with payment of annual filing fees. A failure to file annual returns and pay annual filing fees may result in the Company being struck off the Register of Companies, following which its assets will vest in the Financial Secretary of the Cayman Islands and will be subject to disposition or retention for the benefit of the public of the Cayman Islands.

2	In good standing means only that as of the date of the Good Standing Certificate the Company is up-to-date with the filing of its annual returns and payment of annual fees with the Registrar. We have made no enquiries into the Company's good standing with respect to any filings or payment of fees, or both, that it may be required to make under the laws of the Cayman Islands other than the Companies Act.

Limited Liability

3	We are not aware of any Cayman Islands authority as to when the courts would set aside the limited liability of a shareholder in a Cayman Islands company. Our opinion on the subject is based on the Companies Act and English common law authorities, the latter of which are persuasive but not binding in the courts of the Cayman Islands. Under English authorities, circumstances in which a court would attribute personal liability to a shareholder are very limited, and include: (a) such shareholder expressly assuming direct liability (such as a guarantee); (b) the company acting as the agent of such shareholder; and (c) the company being incorporated by or at the behest of such shareholder for the purpose of committing or furthering such shareholder’s fraud, or for a sham transaction otherwise carried out by such shareholder. In the absence of these circumstances, we are of the opinion that a Cayman Islands’ court would have no grounds to set aside the limited liability of a shareholder.

Non-Assessable

4	In this opinion the phrase “non-assessable” means, with respect to Shares in the Company, that a shareholder shall not, solely by virtue of its status as a shareholder, be liable for additional assessments or calls on the Shares by the Company or its creditors (except in exceptional circumstances, such as involving fraud, the establishment of an agency relationship or an illegal or improper purpose or other circumstance in which a court may be prepared to pierce or lift the corporate veil).

Register of Writs

5	Our examination of the Register of Writs cannot conclusively reveal whether or not there is:

(a)	any current or pending litigation in the Cayman Islands against the Company; or

(b)	any application for the winding up or dissolution of the Company or the appointment of any liquidator, trustee in bankruptcy or restructuring officer in respect of the Company or any of its assets,

as notice of these matters might not be entered on the Register of Writs immediately or updated expeditiously or the court file associated with the matter or the matter itself may not be publicly available (for example, due to sealing orders having been made). Furthermore, we have not conducted a search of the summary court. Claims in the summary court are limited to a maximum of CI $20,000.